Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named in the Registration Statement on Form S-3 of Cache, Inc., a Florida corporation (the “Company”), and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement (including the prospectus contained therein), as a director nominee of the Company, with my appointment and/or election to become effective on or following the consummation of the offering contemplated therein, and I further consent to the filing of this consent as an exhibit to such Registration Statement.

Dated: May 24, 2006	/s/ Thomas E. Reinckens
Thomas E. Reinckens